Exhibit 99.1

Tetraphase Announces Top-line Results from IGNITE2 Phase 3 Clinical Trial of

Eravacycline in cUTI

—Eravacycline did not achieve primary endpoint in pivotal portion of cUTI trial—

—Company to host conference call at 4:30 p.m. ET today—

WATERTOWN, Mass., September 8, 2015 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a clinical stage biopharmaceutical company developing novel antibiotics to treat life-threatening multidrug-resistant (MDR) infections, today announced that the IGNITE2 phase 3 clinical trial of eravacycline administered as an IV to oral transition therapy for the treatment of complicated urinary tract infections (cUTI) did not achieve its primary endpoint of statistical non-inferiority compared to levofloxacin.

“We are disappointed that the IGNITE2 trial did not achieve its primary endpoint. We plan to further analyze the data and provide an update after we have discussed the data and our plans for a path forward with the regulatory agencies,” said Guy Macdonald, President and CEO of Tetraphase. “We previously announced positive data from the IGNITE1 phase 3 clinical trial of eravacycline administered intravenously in complicated intra-abdominal infections which did meet its primary endpoint, demonstrating high cure rates in prevalent Gram-negative pathogens and a favorable safety profile.”

Macdonald added, “We continue to believe that eravacycline can benefit patients with serious infections, particularly those caused by difficult-to-treat Gram-negative bacteria.”

The pivotal portion of the phase 3 IGNITE2 clinical trial enrolled 908 patients who were randomized 1:1 to receive eravacycline (1.5 mg/kg intravenously every 24 hours followed by 200 mg orally every 12 hours) or levofloxacin (750 mg intravenously every 24 hours followed by 750 mg orally every 24 hours). Each patient received a minimum of 3 days of IV dosing and then, if clinically indicated, were eligible to transition to oral therapy for the remaining doses for a total treatment period of 7 days. For the U.S. Food and Drug Administration (FDA), the primary analysis evaluated the responder outcome (a combination of clinical cure rate and microbiological response) in the Microbiological Intent-to-Treat (micro-ITT) population at the Post-Treatment (PT) visit (defined as 6-8 days after the completion of therapy) using a 10% non-inferiority margin. For the European Medicines Agency (EMA), the primary analysis evaluated the microbiological response in the microbiologically modified ITT (micro-MITT) population and microbiologically evaluable (ME) populations at the PT visit using a 10% non-inferiority margin. Eravacycline did not achieve the primary endpoint under either analysis.

Recently Presented Results from Phase 3 IGNITE1 Clinical Trial in cIAI

The phase 3 IGNITE1 clinical trial enrolled 541 patients who were randomized 1:1 to receive eravacycline, dosed intravenously 1.0 mg/kg every 12 hours, or ertapenem, dosed intravenously 1 g every 24 hours, for a total of 4-14 days of dosing. In IGNITE1, eravacycline met the primary endpoint of statistical non-inferiority of clinical response at the test-of-cure (TOC) visit. The primary analysis under the FDA guidance was conducted using a 10% non-inferiority margin in the micro-ITT population (n=446). Under the EMA guidance, the primary analysis was conducted using a 12.5% non-inferiority margin of the clinically evaluable (CE) patient population (n=477). In the micro-ITT population, 86.8% of patients receiving eravacycline achieved a clinical cure compared to 87.6% of patients receiving ertapenem. The lower and upper bounds of the 95% confidence interval were -7.1% and 5.5%, respectively. In the CE population, 92.9% of patients receiving eravacycline achieved a clinical cure compared to 94.5% of patients receiving ertapenem. The lower and upper bounds of the 99% confidence interval were -7.9% and 4.4%, respectively. The most common Gram-negative pathogens in the study included Escherichia coli, Klebsiella pneumonia and Pseudomonas. Eravacycline achieved high cure rates against these pathogens, as well as in patients with Acinetobacter baumannii and in patients with suspected ESBL-producing pathogen isolates. There were no drug-related serious adverse events in the trial. The most commonly reported drug-related adverse events for eravacycline were gastrointestinal, including nausea (3.3%, n=9) and emesis (2.2%, n=6).

Conference Call Information

Tetraphase will host a conference call today at 4:30 pm Eastern Time. The call can be accessed by dialing (844) 831-4023 (U.S. and Canada) or (731) 256-5215 (international) and entering passcode: 36495448. To access the live audio webcast, or the subsequent archived recording, visit the “Investors Relations — Events & Presentations” section of the Tetraphase website at www.tphase.com. The webcast will be recorded and available for replay on the Tetraphase website for 30 days following the call.

About IGNITE2

IGNITE2 was a two-part, randomized, multi-center, double-blind, phase 3 clinical trial designed to assess the efficacy and safety of eravacycline compared with levofloxacin in the treatment of cUTI at approximately 150 clinical trial sites worldwide. The two-part trial featured a lead-in portion which was designed to determine the dose regimen to be carried forward into the pivotal portion of the trial. For the pivotal portion, 908 patients were enrolled and randomized 1:1 to receive eravacycline (1.5 mg/kg intravenously every 24 hours followed by 200 mg orally every 12 hours) or levofloxacin (750 mg intravenously every 24 hours followed by 750 mg orally every 24 hours). This pivotal portion of the trial was designed to be a non-inferiority (10% margin) study. The primary endpoint for the FDA was the responder outcome (a combination of clinical cure rate and microbiological response) in the micro-ITT population at the PT visit (defined as 6-8 days after the completion of therapy). For the EMA, the primary endpoint was the microbiological response in the micro-MITT and microbiologically evaluable populations at the PT visit.

About IGNITE1

IGNITE1 was a randomized, multi-center, double-blind, double-dummy, global phase 3 clinical trial designed to assess the efficacy and safety of eravacycline, dosed intravenously 1.0 mg/kg every 12 hours, compared with ertapenem, dosed intravenously 1 g every 24 hours, in the treatment of cIAI. Per the trial design, 541 adult patients were enrolled in the trial in 66 centers worldwide. Under the guidance set by the FDA and the EMA, the primary endpoint of the trial was clinical response at the TOC visit in the two treatment arms. For the FDA, the primary analysis was conducted using a 10% non-inferiority margin in the micro-ITT population. For the EMA, the primary analysis was conducted using a 12.5% non-inferiority margin of the CE patient population. Secondary endpoints include the microbiologic response in the treatment arms at the end of treatment, TOC and follow-up visits in the micro-ITT and ME populations. The TOC visit occurred 25 to 31 days after the initial dose of eravacycline. The follow-up visit occurred 38 to 50 days after the initial dose of eravacycline.

About Eravacycline

Tetraphase’s lead product candidate, eravacycline, is being developed as a broad-spectrum intravenous and oral antibiotic in the IGNITE program (Investigating Gram-negative Infections Treated with Eravacycline). This program includes two phase 3 clinical trials: IGNITE1 for the indication of complicated intra-abdominal infections (cIAI) and IGNITE2 for complicated urinary tract infections (cUTI). Eravacycline has been designated by the FDA as a Qualified Infectious Disease Product (QIDP) for both cIAI and cUTI indications. This designation, which is assigned to qualifying new antibiotic product candidates, makes eravacycline eligible to benefit from certain development and commercialization incentives, including priority review and eligibility for both fast-track status and an additional five years of U.S. market exclusivity.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening MDR bacterial infections, including those caused by many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the CDC. Tetraphase has created more than 3,000 novel tetracycline analogs using its proprietary technology platform. Tetraphase’s pipeline includes eravacycline, a broad-spectrum intravenous and oral antibiotic that is being evaluated in phase 3 clinical trials, and two preclinical antibiotic candidates, TP-271 and TP-6076. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether results obtained in preclinical studies and early or interim clinical trials will be indicative of results obtained in future clinical trials; whether eravacycline will advance through the clinical trial process on a timely basis; whether the results of the Company’s development efforts will warrant regulatory submission and whether any such submissions will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if eravacycline obtains approval, it will be successfully distributed and marketed; whether our cash resources will be sufficient to fund our continuing operations for the period anticipated; and other factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 6, 2015. In addition, the forward-looking statements included in this press release represent our views as of September 8, 2015. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Investor Contacts:

Tetraphase

Teri Dahlman

617-600-7040

tdahlman@tphase.com

Argot Partners

Susan Kim

212-600-1902

susan@argotpartners.com

Media Contact:

Sam Brown Inc.

Mike Beyer

312.961.2502

mikebeyer@sambrown.com

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